UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 24, 2005 (January 19, 2005)

TRICO MARINE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-28316 (Commission File Number)	72-1252405 (IRS Employer Identification No.)

250 North American Court, Houma, Louisiana (Address of principal executive offices)	70363 (Zip Code)

(985) 851-3833

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership

On January 19, 2005, Trico Marine Services, Inc. (the "Company") announced that the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") entered an order confirming the Company's prepackaged plan of reorganization (the "Plan"). The Plan confirmation affirms that all reorganization requirements have been met under the United States Bankruptcy Code and clears the way for the Company to emerge from chapter 11 protection. The Company said it expects to be able to satisfy all conditions to effectiveness of its Plan and anticipates emerging from chapter 11 by early February 2005. As previously announced, the Company and two of its wholly-owned subsidiaries, Trico Marine Assets, Inc. and Trico Marine Operators, Inc., filed voluntary petitions for relief under chapter 11 on December 21, 2004. In addition to confirming the Plan, the Bankruptcy Court entered a final order approving the Company's debtor-in-possession ("DIP") credit agreement.

Pursuant to the terms of the Plan and the Confirmation Order, the Record Date for purposes of receiving a distribution under the Plan is January 25, 2005. Distributions of new Trico Common Stock and New Warrants shall commence as soon as reasonably practicable following the Effective Date of the Plan. All securities to be issued pursuant to the Plan shall be deemed issued as of the Effective Date, regardless of the date on which they are actually distributed

As previously disclosed, under the Plan, the holders of the Company's $250 million 8 7/8% senior notes due 2012 (the "Senior Notes") will receive, in exchange for their total claims (including principal and accrued and unpaid interest), 10,000,000 shares of common stock of the reorganized Company (the "New Common Stock"), representing 100% of the fully-diluted common stock of the reorganized Company before giving effect to (i) the exercise of warrants to be distributed to the Company's existing holders of common stock pursuant to the Plan and (ii) a long term incentive plan. In accordance with the Plan, the New Common Stock will be issued pursuant to the Company's newly-adopted Second Amended and Restated Certificate of Incorporation, under which the Company is authorized to issue an aggregate 30,000,000 shares of capital stock, par value $0.01 per share, including 25,000,000 shares of New Common Stock and 5,000,000 shares of preferred stock.

Also as contemplated by the Plan, the Company's existing holders of common stock will receive, on a pro rata basis, warrants that are exercisable for, in the aggregate, 10% of the New Common Stock of the reorganized Company (before giving effect to the long term incentive plan). On January 19, 2004, the Company had 36,965,537 shares of common stock outstanding. All of these shares of common stock will be cancelled and converted into the warrants described above.

In summary, on the effective date of the Plan, the sole equity interests in the reorganized Company will consist of the New Common Stock issued to the holders of the Senior Notes, the new warrants described above, and options to be issued to certain employees of the Company and certain of its subsidiaries pursuant to a long term incentive plan.

In connection with its approval of the Plan, the Bankruptcy Court also approved the Company's $75 million DIP financing facility with its existing U.S. lenders. The DIP facility had been approved on an interim basis on December 22, 2004. As previously disclosed, the DIP facility is comprised of a $55 million term loan, which will be used to pay all of the outstanding indebtedness under the Company's existing U.S. senior secured term loan, and a new $20 million revolving credit facility. The new funding will supplement the Company's existing liquidity.

Upon effectiveness of the Plan, and the satisfaction of certain conditions precedent thereunder, the DIP facility will convert into a $75 million exit financing facility, comprised of a $55 million term loan and a $20 million revolving credit facility, which will provide the reorganized Company with liquidity for working capital and other general corporate purposes.

As of September 30, 2004, the Company's consolidated books and records reflected assets totaling approximately $535.2 million and liabilities totaling approximately $472.7 million.

A copy of the press release announcing the Bankruptcy Court's approval of the Plan and the DIP facility is attached as Exhibit 99.1 and is also incorporated by reference into this Item 1.03.

Item 9.01 Financial Statements and Exhibits.

    Exhibits.

2.1 Joint Prepackaged Plan of Reorganization of Trico Marine Services, Inc., Trico Marine Assets, Inc. and Trico Marine Operators, Inc. under Chapter 11 of the United States Bankruptcy Code (incorporated by reference to Exhibit 2.1 to Trico Marine Services, Inc.'s Current Report on Form 8-K dated November 12, 2004)

99.1 Press release issued by Trico Marine Services, Inc. dated January 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRICO MARINE SERVICES, INC.

By: /s/ Thomas E. Fairley
Thomas E. Fairley
President and Chief Executive Officer

Dated: January 24, 2005